M Line Holdings, Inc., closes Institutional Financing, with initial funding of $1,700,000 from a $10,000,000 Line of Credit

TUSTIN, CA (Globenewswire – May 2, 2013). M Line Holdings, Inc. (OTCQB: MLHC), (“M Line” or the” Company”). M Line is pleased to announce that it’s new loan facility agreement with TCA Global Credit Master Fund L.P has now funded. The first tranche of the facility is $1,700,000. This initial tranche pays off more expensive financing for Eran Engineering, Inc. (“Eran”) and Elite Machine Tool Company (“Elite”)and will result in a minimum of $300,000 per annum savings straight to the bottom line profit.

The total Line of Credit is for $10,000,000 and the Company can obtain, dependent upon various criteria, multiple additional fundings in the future.

The facility bears interest initially at 18% per annum and is secured by the receivables and inventory of Eran and CNC machine tool inventory of Elite. Additional fees include a 3% facility fee and $200,000 in preferential shares in the Company that can be repurchased by the Company in six months for the same dollar amount.

The Company plans for the proceeds after loan repayments are twofold; first to increase inventory of CNC machines at Elite resulting in increased revenues and secondly to support the anticipated growth in revenues at Eran Engineering.

Said Tony Anish, Managing Director, “At last we have found a funding partner that will not only support the planned growth but will also enable us to exceed our expectations for the Company. With the closing of this loan, the Directors believe we can now support all the Companies’ growth requirements for the foreseeable future.”

About M Line Holdings, Inc.

M Line Holdings, Inc. (OTCQB: MLHC) acquires fundamentally-sound companies that are market accepted, scalable and demonstrate a quantifiable value proposition when properly managed. Currently our focus is in the aerospace and medical manufacturing and precision equipment businesses that, with the addition of some new products and markets, can exhibit strong growth in both revenue and profits. MLHC lends its operational support, management approach, strategic partnerships, relationships and financial resources to these companies to reduce costs and expand sales, which allows these companies to achieve exceptional performance over time. MLHC currently operates two wholly owned subsidiaries that are positioned for growth; Eran Engineering, Inc. and E.M. Tool Company, Inc. dba Elite Machine Tool Company. Eran is AS9100 REV C certified and engineers/manufactures precision metal products and services to such major customers as Panasonic, Rockwell Collins, Driessen, UTC Aerospace Systems and Iris Medical. Elite sells pre-owned machine tool equipment that has been refurbished in Elite’s facility to customer specifications.

FOLLOW US ON FACEBOOK & TWITTER

Forward Looking Statements

This news release contains certain “forward- looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words “believe,” enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.

Contact: Tony Anish, M Line Holdings, Inc.

Ph.: 714-630-6253

tony@mlineholdings.com

Contact: Mark Gilbert, Magellan Fin, LLC

Ph.: 317-867-2839

MGilbert@MagellanFin.com